DENNY'S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2012
- Achieves Second Consecutive Year of Positive Franchise and Company Same-Store Sales -
- 2012 Full Year Adjusted Income Before Taxes* Increased 26% -

SPARTANBURG, S.C., February 20, 2013 - Denny's Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest full-service restaurant chains, today reported results for its fourth quarter and full year ended December 26, 2012.

Full Year Summary

•	System-wide same-store sales grew 1.3% comprised of a 1.5% increase at franchised restaurants and a 0.2% increase at company restaurants.

•	Opened 40 new system-wide restaurants, including six international locations.

•	Refranchised 36 company restaurants completing the Franchise Growth Initiative started in 2007, achieving our target of having approximately 10% of the Denny's system be company restaurants.

•	Adjusted EBITDA* margin, as a percentage of total operating revenue, increased 0.8 percentage points to 16.0% compared with the prior year.

•
Net income of $22.3 million, or $0.23 per diluted share, was impacted by a $7.9 million charge to other nonoperating expense as a result of refinancing our credit facility, $3.7 million of impairment expense, and $7.1 million in gains on the sale of assets.

•	Adjusted Income Before Taxes* grew 26.2% to $47.0 million compared with the prior year.

•	Generated $48.8 million of Free Cash Flow* used to reduce outstanding term loan debt by $28.0 million and repurchase 4.8 million shares.

Fourth Quarter Summary

•	System-wide same-store sales grew 1.7% with a 2.0% increase at franchised restaurants and a 0.5% increase at company restaurants.

•	Opened 13 system-wide restaurants, including one company restaurant in Las Vegas and one international restaurant located in San Pedro Sula, Honduras.

•	Acquired one franchised restaurant located in the San Diego market for $1.4 million.

•	Net income of $6.5 million, or $0.07 per diluted share, was impacted by $0.7 million of impairment expense.

•	Adjusted Income Before Taxes* grew 15.6% to $10.9 million compared with the prior year quarter.

John Miller, President and Chief Executive Officer, stated, “Denny's delivered another year of solid results while generating our second consecutive year of positive company and franchise same-store sales. This is a testament to our positioning as America's Diner, emphasizing everyday affordability with attractive Limited Time Only products. Although we are encouraged about the progress we have made thus far, we believe there is much work to be done in our revitalization plan to drive additional value. In our efforts to increase long-term shareholder value, we will continue to work closely with our franchisees to increase growth in new restaurants, sales and profitability through our franchised-focused business model. By balancing our capital allocation between reinvestments in the brand, whether it's through our franchisees or our company restaurants, strengthening our balance sheet, and returning value to shareholders, we will continue to grow value for all stakeholders.”

Fourth Quarter Results

For the fourth quarter of 2012, franchise and license revenue increased 7.5% to $34.2 million compared with $31.8 million in the prior year quarter.  The $2.4 million increase in franchise revenue was primarily driven by a $1.5 million increase in royalties and a $1.1 million increase in occupancy revenue due to 55 additional equivalent franchise restaurants. Company restaurant sales of $81.7 million decreased $16.6 million due to 49 fewer equivalent company restaurants. This decrease reflects the continuing impact of selling company restaurants to franchisees as part of our FGI refranchising strategy that was completed at the end of 2012.
Denny's opened 12 new franchised restaurants in the fourth quarter of this year, including the third location in Honduras. The Company opened one company restaurant in the quarter in downtown Las Vegas and acquired one franchised restaurant location in the San Diego market for $1.4 million. During the quarter, Denny's closed 11 franchised restaurants, one company restaurant and sold eight company restaurants to franchisees.

Franchise operating margin increased $1.5 million to $22.3 million primarily due to the increases in franchise royalties and occupancy margin. Franchise operating margin (as a percentage of franchise and license revenue) was 65.2%, a decrease 0.3 percentage points. The decrease was primarily due to lower initial fee revenue from refranchising fewer restaurants.

Company restaurant operating margin decreased $1.6 million primarily due to the impact of selling company restaurants to franchisees. Company restaurant operating margin (as a percentage of company restaurant sales) was 13.5%, an increase of 0.7 percentage points. The increase was primarily driven by lower payroll and benefits costs and lower other operating costs, partially offset by increases in product costs.

Total general and administrative expenses increased $1.4 million primarily due to higher performance-based compensation expenses. Depreciation and amortization expense decreased by $1.5 million primarily as a result of the sale of restaurants over the past two years. Interest expense decreased by $1.8 million to $2.8 million as a result of a $30.4 million reduction in total gross debt over the last 12 months and lower interest rates under our refinanced credit facility.

Adjusted Income Before Taxes*, Denny's target metric for earnings, increased 15.6% to $10.9 million compared with $9.5 million in the prior year quarter. In the fourth quarter, the provision for income taxes was $2.5 million, reflecting an annual effective tax rate of 36.4%. Due to the use of net operating loss and tax credit carryforwards, the Company paid only $0.2 million in cash taxes in the fourth quarter and $2.0 million in 2012.

Denny's net income was $6.5 million for the fourth quarter 2012, or $0.07 per diluted share, which was impacted by $0.7 million of impairment expense. Prior year quarter net income of $92.0 million, or $0.94 per diluted share, was impacted by recording an $89.1 million, or $0.91 per diluted share, net deferred tax benefit resulting from the release of a substantial portion of the valuation allowance on certain deferred tax assets based on our improved historical and projected pre-tax income.

For the full year 2012, Denny's generated $48.8 million of Free Cash Flow* which the Company used to reduce its outstanding term loan by $28.0 million and to return value to shareholders by repurchasing 4.8 million shares for $22.2 million. Since initiating our share repurchase strategy in November 2010, the Company has repurchased 11.5 million shares and now has 3.5 million shares remaining in its current authorized share repurchase initiative.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, concluded, “We are pleased that we have reached our target of being a 90% franchised system, which has enabled us to drive significant improvements in our financial performance. Our franchise focused business model enables us to continue to reinvest in the growth of the brand, pay down debt, and repurchase shares. Despite numerous external headwinds facing the restaurant industry, we anticipate growing adjusted earnings per share by at least 10% and generating close to $50 million in Free Cash Flow*, after reinvestments in our company restaurants.”

Business Outlook

The Company continues to successfully execute against its Key Objectives implemented to strengthen and grow our position as one of the largest American full-service restaurant brands, based on number of restaurants. These include:

•	Revitalize Denny's heritage with our “America's Diner” positioning.

•	Increase the growth of the Denny's brand both domestically and internationally.

•	Grow profitability and Free Cash Flow* through a primarily franchise-focused business model that balances reinvesting in the brand with debt repayment and returning cash to shareholders.

The following estimates are for full year 2013 and are based on management's expectations at this time.

•	System-wide same-store sales growth between 0% and 2%.

•	New restaurant openings (all franchised) between 40 and 45 restaurants with net restaurant growth between 5 and 10 restaurants.

•	Total G&A, including share-based compensation, between $59 million and $61 million.

•	Adjusted EBITDA* between $76 million and $80 million.

•	Cash capital expenditures between $17 million and $19 million, including approximately 20 to 25 remodels at company restaurants.

•	Depreciation and amortization between $20 million and $21 million.

•	Net interest expense between $10.5 million and $11.5 million.

•	Cash taxes between $2.5 million and $3.5 million with income tax rate between 35% and 40%.

•	Free Cash Flow* between $46 million and $49 million.

*	Please refer to the historical reconciliation of net income to Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow included in the tables below.

Further Information

Denny's will provide further commentary on the results for the fourth quarter of 2012 on its quarterly investor conference call today, Wednesday, February 20, 2013 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny's website at ir.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny's is the franchisor and operator of one of America's largest full-service restaurant chains, based on number of restaurants. Denny's currently has 1,688 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,590 restaurants in the United States and 98 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. As of December 26, 2012, 1,524 of Denny's restaurants were franchised and 164 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

 The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect our best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 28, 2011 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	12/26/2012	12/28/2011
Revenue:
Company restaurant sales	$81,733	$98,360
Franchise and license revenue	34,216	31,834
Total operating revenue	115,949	130,194
Costs of company restaurant sales	70,700	85,770
Costs of franchise and license revenue	11,899	10,971
General and administrative expenses	15,157	13,786
Depreciation and amortization	5,130	6,602
Operating (gains), losses and other charges, net	1,276	1,259
Total operating costs and expenses	104,162	118,388
Operating income	11,787	11,806
Other expenses:
Interest expense, net	2,832	4,650
Other nonoperating (income) expense, net	(15)	81
Total other expenses, net	2,817	4,731
Net income before income taxes	8,970	7,075
Provision for (benefit from) income taxes	2,490	(84,973)
Net income	$6,480	$92,048

Net income per share:
Basic	$0.07	$0.96
Diluted	$0.07	$0.94

Weighted average shares outstanding:
Basic	93,379	96,188
Diluted	95,437	97,750

Comprehensive income	$5,490	$86,434

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Fiscal Year Ended
(In thousands, except per share amounts)	12/26/2012	12/28/2011
Revenue:
Company restaurant sales	$353,710	$411,595
Franchise and license revenue	134,653	126,939
Total operating revenue	488,363	538,534
Costs of company restaurant sales	302,206	357,759
Costs of franchise and license revenue	46,675	44,368
General and administrative expenses	60,307	55,352
Depreciation and amortization	22,304	27,979
Operating (gains), losses and other charges, net	482	2,102
Total operating costs and expenses	431,974	487,560
Operating income	56,389	50,974
Other expenses:
Interest expense, net	13,369	20,040
Other nonoperating expense, net	7,926	2,607
Total other expenses, net	21,295	22,647
Net income before income taxes	35,094	28,327
Provision for (benefit from) income taxes	12,785	(83,960)
Net income	$22,309	$112,287

Net income per share:
Basic	$0.23	$1.15
Diluted	$0.23	$1.13

Weighted average shares outstanding:
Basic	94,949	97,646
Diluted	96,754	99,588

Comprehensive income	$22,123	$106,673

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/26/2012	12/28/2011
Assets
Current assets
Cash and cash equivalents	$13,565	$13,740
Receivables, net	19,947	14,971
Assets held for sale	—	2,351
Current deferred tax asset	19,807	15,519
Other	11,291	14,712
	64,610	61,293
Property, net	107,004	112,772
Goodwill	31,430	30,764
Intangible assets, net	48,920	50,921
Noncurrent deferred tax asset	45,776	60,636
Other assets	27,145	34,115
Total assets	$324,885	$350,501

Liabilities
Current liabilities
Current maturities of long-term debt	$8,500	$2,591
Current maturities of capital lease obligations	4,181	4,380
Accounts payable	24,461	25,935
Other current liabilities	54,682	54,289
	91,824	87,195
Long-term liabilities
Long-term debt, less current maturities	161,500	193,257
Capital lease obligations, less current maturities	15,953	18,077
Other	60,068	61,648
	237,521	272,982
Total liabilities	329,345	360,177

Shareholders' equity
Common stock	1,038	1,027
Paid-in capital	562,657	557,396
Deficit	(495,518)	(517,827)
Accumulated other comprehensive loss, net of tax	(24,999)	(24,813)
Treasury stock	(47,638)	(25,459)
Total shareholders' equity	(4,460)	(9,676)
Total liabilities and shareholders' equity	$324,885	$350,501

Debt Balances
(In thousands)	12/26/2012	12/28/2011
Credit facility term loan due 2017, net of discount of $0 and $2,251, respectively	$170,000	$195,749
Capital leases and other debt	20,134	22,556
Total debt	$190,134	$218,305

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow and G&A Reconciliations
(Unaudited)

Income and EBITDA Reconciliation	Quarter Ended		Fiscal Year Ended
(In thousands)	12/26/2012	12/28/2011	12/26/2012	12/28/2011
Net income	$6,480	$92,048	$22,309	$112,287

Provision for (benefit from) income taxes	2,490	(84,973)	12,785	(83,960)
Operating (gains), losses and other charges, net	1,276	1,259	482	2,102
Other nonoperating (income) expense, net	(15)	81	7,926	2,607
Share-based compensation	702	1,039	3,496	4,219

Adjusted Income Before Taxes (1)	$10,933	$9,454	$46,998	$37,255

Interest expense, net	2,832	4,650	13,369	20,040
Depreciation and amortization	5,130	6,602	22,304	27,979
Cash payments for restructuring charges and exit costs	(936)	(575)	(3,781)	(2,661)
Cash payments for share-based compensation	(303)	(209)	(952)	(803)

Adjusted EBITDA (1)	$17,656	$19,922	$77,938	$81,810

Cash interest expense, net	(2,505)	(3,907)	(11,553)	(17,019)
Cash paid for income taxes, net	(169)	(136)	(2,034)	(1,124)
Cash paid for capital expenditures	(7,740)	(3,162)	(15,586)	(16,089)

Free Cash Flow (1)	$7,242	$12,717	$48,765	$47,578

General and Administrative Expenses Reconciliation	Quarter Ended		Fiscal Year Ended
(In thousands)	12/26/2012	12/28/2011	12/26/2012	12/28/2011
Share-based compensation	$702	$1,039	$3,496	$4,219
Other general and administrative expenses	14,455	12,747	56,811	51,133
Total general and administrative expenses	$15,157	$13,786	$60,307	$55,352

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	12/26/2012		12/28/2011
Company restaurant operations: (2)
Company restaurant sales	$81,733	100.0%	$98,360	100.0%
Costs of company restaurant sales:
Product costs	20,789	25.4%	24,701	25.1%
Payroll and benefits	32,524	39.8%	39,698	40.4%
Occupancy	5,629	6.9%	6,791	6.9%
Other operating costs:
Utilities	3,292	4.0%	4,310	4.4%
Repairs and maintenance	1,359	1.7%	1,721	1.7%
Marketing	3,259	4.0%	4,314	4.4%
Legal settlements	316	0.4%	160	0.2%
Other	3,532	4.3%	4,075	4.1%
Total costs of company restaurant sales	$70,700	86.5%	$85,770	87.2%
Company restaurant operating margin (3)	$11,033	13.5%	$12,590	12.8%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$21,040	61.5%	$19,552	61.4%
Initial and other fee revenue	925	2.7%	1,147	3.6%
Occupancy revenue	12,251	35.8%	11,135	35.0%
Total franchise and license revenue	$34,216	100.0%	$31,834	100.0%

Costs of franchise and license revenue
Occupancy costs	$8,946	26.1%	$8,055	25.3%
Direct franchise costs	2,953	8.7%	2,916	9.2%
Total costs of franchise and license revenue	$11,899	34.8%	$10,971	34.5%
Franchise operating margin (3)	$22,317	65.2%	$20,863	65.5%

Total operating revenue (1)	$115,949	100.0%	$130,194	100.0%
Total costs of operating revenue (1)	82,599	71.2%	96,741	74.3%
Total operating margin (1)(3)	$33,350	28.8%	$33,453	25.7%

Other operating expenses: (1)(3)
General and administrative expenses	$15,157	13.1%	$13,786	10.6%
Depreciation and amortization	5,130	4.4%	6,602	5.1%
Operating gains, losses and other charges, net	1,276	1.1%	1,259	1.0%
Total other operating expenses	$21,563	18.6%	$21,647	16.6%

Operating income (1)	$11,787	10.2%	$11,806	9.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
(In thousands)	12/26/2012		12/28/2011
Company restaurant operations: (2)
Company restaurant sales	$353,710	100.0%	$411,595	100.0%
Costs of company restaurant sales:
Product costs	88,473	25.0%	101,796	24.7%
Payroll and benefits	141,303	39.9%	167,574	40.7%
Occupancy	23,405	6.6%	27,372	6.7%
Other operating costs:
Utilities	14,358	4.1%	18,051	4.4%
Repairs and maintenance	6,259	1.8%	7,207	1.8%
Marketing	13,397	3.8%	16,052	3.9%
Legal settlements	682	0.2%	831	0.2%
Other	14,329	4.1%	18,876	4.6%
Total costs of company restaurant sales	$302,206	85.4%	$357,759	86.9%
Company restaurant operating margin (3)	$51,504	14.6%	$53,836	13.1%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$83,774	62.2%	$79,221	62.4%
Initial and other fee revenue	3,092	2.3%	3,197	2.5%
Occupancy revenue	47,787	35.5%	44,521	35.1%
Total franchise and license revenue	$134,653	100.0%	$126,939	100.0%

Costs of franchise and license revenue
Occupancy costs	$35,401	26.3%	$33,622	26.5%
Direct franchise costs	11,274	8.4%	10,746	8.5%
Total costs of franchise and license revenue	$46,675	34.7%	$44,368	35.0%
Franchise operating margin (3)	$87,978	65.3%	$82,571	65.0%

Total operating revenue (1)	$488,363	100.0%	$538,534	100.0%
Total costs of operating revenue (1)	348,881	71.4%	402,127	74.7%
Total operating margin (1)(3)	$139,482	28.6%	$136,407	25.3%

Other operating expenses: (1)(3)
General and administrative expenses	$60,307	12.3%	$55,352	10.3%
Depreciation and amortization	22,304	4.6%	27,979	5.2%
Operating gains, losses and other charges, net	482	0.1%	2,102	0.4%
Total other operating expenses	$83,093	17.0%	$85,433	15.9%

Operating income (1)	$56,389	11.5%	$50,974	9.5%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Fiscal Year Ended
(increase/(decrease) vs. prior year)	12/26/2012	12/28/2011	12/26/2012	12/28/2011
Company Restaurants	0.5%	1.0%	0.2%	0.8%
Franchised Restaurants	2.0%	1.8%	1.5%	0.7%
System-wide Restaurants	1.7%	1.6%	1.3%	0.7%

Company Restaurant Sales Detail
Guest Check Average	1.3%	0.3%	1.8%	0.6%
Guest Counts	(0.8)%	0.7%	(1.6)%	0.2%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
(In thousands)	12/26/2012	12/28/2011	12/26/2012	12/28/2011
Company Restaurants	$489	$455	$1,936	$1,838
Franchised Restaurants	$349	$342	$1,410	$1,385

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 9/26/12	171	1,516	1,687
Units Opened	1	12	13
Units Relocated	0	2	2
Units Reacquired	1	(1)	0
Units Refranchised	(8)	8	0
Units Closed (Including Units Relocated)	(1)	(13)	(14)
Net Change	(7)	8	1
Ending Units 12/26/12	164	1,524	1,688

Equivalent Units
Fourth Quarter 2012	167	1,520	1,687
Fourth Quarter 2011	216	1,465	1,681
	(49)	55	6

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/28/11	206	1,479	1,685
Units Opened	1	39	40
Units Relocated	0	2	2
Units Reacquired	1	(1)	0
Units Refranchised	(36)	36	0
Units Closed (Including Units Relocated)	(8)	(31)	(39)
Net Change	(42)	45	3
Ending Units 12/26/12	164	1,524	1,688

Equivalent Units
Year-to-Date 2012	183	1,501	1,684
Year-to-Date 2011	224	1,447	1,671
	(41)	54	13